QEP Resources Announces Closing of Sale of Northwest Louisiana Natural Gas Assets

DENVER - January 10, 2019 - QEP Resources, Inc. (NYSE: QEP) (“QEP” or the “Company”) announced today that the sale of its natural gas and oil producing properties, undeveloped acreage and associated gas gathering and treating systems in the Haynesville/Cotton Valley has closed. As part of this transaction, Aethon III, an affiliate of Aethon Energy (the “Buyer”), assumed all firm gas transportation agreements related to these assets. In addition, QEP novated to the Buyer natural gas derivative contracts covering approximately 40 Bcf of gas for the last eleven months of 2019.

The Company intends to use the proceeds from the divestiture to repay the outstanding balance on its revolving credit facility and to help fund a portion of its 2019 capital expenditure program.

About QEP Resources

QEP Resources, Inc. (NYSE:QEP) is an independent crude oil and natural gas exploration and production company with operations in two regions of the United States: the Southern Region (primarily Texas) and the Northern Region (primarily North Dakota). For more information, visit QEP's website at: www.qepres.com.

About Aethon Energy

Aethon Energy Management LLC is a Dallas-based private investment firm formed in 1990 that has managed and operated over $2.5 billion of assets, and is focused on direct investments in North American onshore oil & gas. Aethon III is an investment vehicle formed to acquire onshore assets in North America in partnership with the Ontario Teachers’ Pension Plan and Redbird Capital Partners. For more information, go to www.AethonEnergy.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: (i) the occurrence of any event, change or other circumstance that could delay the closing of previously announced divestitures or give rise to the termination of the agreements related thereto; (ii) changes in applicable laws or regulations; and (iii) the possibility that QEP may be adversely affected by other economic, business and/or competitive factors; (iv) and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and Quarterly Reports on Form 10-Q filed in 2018. QEP undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Investor and Media Contact for QEP

William Kent, IRC
303-405-6665
will.kent@qepres.com

Media Contacts for Aethon Energy

Prosek Partners
Nick Rust or Meredith Mitchell
212-279-3115
nrust@prosek.com / mmitchell@prosek.com